SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

     FILED BY THE REGISTRANT /X/
     FILED BY A PARTY OTHER THAN THE REGISTRANT / /
     --------------------------------------------------------------------
     Check the appropriate box:

     / /  Preliminary Proxy Statement

     / /  Confidential, For Use of the
          Commission Only (as permitted by
          Rule 14a-6(e)(2))

     / /  Definitive Proxy Statement

     /X/  Definitive Additional Materials

     / /  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                       PALOMAR MEDICAL TECHNOLOGIES, INC.
                ------------------------------------------------
                (Name Of Registrant As Specified In Its Charter)

                                 NOT APPLICABLE
                   ------------------------------------------
                   (Name Of Person(s) Filing Proxy Statement)

     PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

     /X/  No fee required.

     /    / Fee computed on table below per Exchange Act Rules  14a-6(i)(4)  and
          0-11.

          1) Title of each class of securities to which transaction applies:
               N/A

          2)   Aggregate number of securities to which transaction applies: N/A

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               $54,000,000

          4) Proposed maximum aggregate value of transaction:

          5) Total fee paid:

     / /  Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)  Amount Previously Paid:_____

           2)  Form, Schedule or Registration Statement No.:_____

           3)  Filing Party:_____

           4)  Date Filed: _____

                       Palomar Medical Technologies, Inc.
                               45 Hartwell Avenue
                            Lexington, MA 02421-3102


                       CAUTION - PROXY CONTEST THREATENED


                                                                    May 28, 1999

DEAR FELLOW STOCKHOLDER:

         On Monday, May 24, a dissident group headed by Mark Smith and calling itself "The Monterey Stockholders Group LLC" announced it would attempt to take over control of Palomar's Board of Directors at the Company's annual meeting scheduled for June 23, 1999. The group is not offering to purchase your shares or pay anything for control of the Company. Instead, this group wants to gain control of your Company -- and its over $50 million in cash from the recent sale of its Star subsidiary -- by seeking your vote to install Mr. Smith and his three hand-picked candidates as Palomar's new board. YOUR BOARD OF DIRECTORS AND MANAGEMENT BELIEVE STRONGLY THAT ELECTING MR. SMITH'S DISSIDENT CANDIDATES IS CONTRARY TO YOUR BEST INTERESTS. DO NOT SIGN ANY FORM OF PROXY YOU MAY RECEIVE FROM THE MONTEREY GROUP.

         PLEASE SIGN, DATE AND MAIL ONLY THE ENCLOSED WHITE PROXY CARD SOLICITED BY YOUR BOARD OF DIRECTORS.

                        WHO ARE THE DISSIDENT CANDIDATES?
                        WHAT ARE THEIR PLANS FOR PALOMAR?

         At this point, the dissident group has yet to file its proxy materials with the Securities and Exchange Commission, and we do not know what specific plans or proposals, if any, they intend to implement. However, based on their recent press release and our prior contacts with Mr. Smith, we have learned the following:

O NONE OF THE DISSIDENT CANDIDATES HAS ANY EXPERIENCE IN THE COSMETIC LASER INDUSTRY.

O NONE OF THE DISSIDENT CANDIDATES HAS EVER BEEN A DIRECTOR OR OFFICER OF A PUBLIC COMPANY.

O THREE OF THE FOUR CANDIDATES -- UNLIKE YOU -- DO NOT OWN A SINGLE SHARE OF PALOMAR STOCK. THEY ARE NOT EVEN ENTITLED TO VOTE FOR THEMSELVES AT THE ANNUAL MEETING.

O THE GROUP SAYS IT WANTS TO USE THE COMPANY'S CAPITAL AND "OTHER RESOURCES," BUT IT DOESN'T SAY HOW OR WHO WOULD BENEFIT.

O THE GROUP HAS VOICED VAGUE COMPLAINTS ABOUT YOUR COMPANY'S OPERATIONS, YET IT WANTS TO RETAIN EXISTING MANAGEMENT WHILE IT CONDUCTS A "STRATEGIC REVIEW."

         We deeply regret that a costly and disruptive proxy contest is about to be forced upon your Company at a time when the collective energies of your Board and management should be devoted fully toward restoring value to Palomar's stockholders. IN THE TWO SHORT YEARS SINCE JOINING PALOMAR, YOUR BOARD HAS LED THE COMPANY FROM SIGNIFICANT LOSSES TO THREE CONSECUTIVE PROFITABLE QUARTERS. We believe we have earned your support, and ask that we be permitted to continue our efforts on your behalf.

         We will prepare and distribute additional information about the dissident group and its election platform as soon as its proxy materials become publicly available. IN THE MEANTIME, WE URGE YOU NOT TO RESPOND TO ANY REQUEST FOR A PROXY YOU MAY RECEIVE FROM THE MONTEREY GROUP.

         PLEASE SIGN, DATE AND MAIL ONLY THE ENCLOSED WHITE MANAGEMENT PROXY.

         Your interest and participation in the affairs of your Company are sincerely appreciated.


                                   ON BEHALF OF THE BOARD OF DIRECTORS

                                   Sincerely,

                                   /s/ Louis P. Valente
                                   --------------------
                                   LOUIS P. VALENTE
                                   Chairman, Chief Executive Officer
                                   and President


If you have further questions or need assistance, please call Palomar at (781) 676-7300 or D. F. King & Co., Inc., which is assisting us with this matter, toll free at (800) 628-8538


-----------

The following may be deemed to be "participants" in this solicitation: Mr. Louis
P. Valente, who beneficially owns 435,000 shares of Palomar common stock, Mr. A. Neil Pappalardo, who beneficially owns 250,000 shares of Palomar common stock, Mr. James G. Martin, who beneficially owns 50,000 shares of Palomar common stock, and Mr. Nicholas P. Economou, who beneficially owns 60,000 shares of Palomar common stock. These participants constitute your Board's nominees and their stockholdings are as of April 9, 1999.